Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2017 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	VK5211 Phase 2 trial in hip fracture achieves primary and multiple secondary endpoints

•	VK2809 Phase 2 fatty liver and hypercholesterolemia study proceeding, results expected 2H18

•	Orphan disease programs targeting GSD Ia and X-ALD progressing into clinical development

•	Strengthened balance sheet; raised approximately $78 million in gross proceeds through recent offerings of common stock

SAN DIEGO, March 7, 2018 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2017, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended December 31, 2017

“The last year has been transformative for Viking as we announced positive clinical data for our lead program, VK5211 for hip fracture, advanced our Phase 2 clinical trial evaluating VK2809 for liver disease, and achieved multiple milestones with our earlier-stage programs targeting glycogen storage disease type Ia (GSD Ia) and X-linked adrenoleukodystrophy (X-ALD),” stated Brian Lian, Ph.D., chief executive officer of Viking.  “To support our continued progress, in February 2018 we raised an additional $63 million in gross proceeds, providing resources to support multiple programs through key inflection points.  Our recent financings have also strengthened Viking’s shareholder base through the addition of multiple fundamental, long-term life science investors, and we appreciate their support.  Looking to the balance of 2018, we plan to submit the detailed results from the VK5211 study for presentation at a scientific conference, initiate a proof-of-concept study of VK2809 in GSD Ia, announce top-line data from our ongoing Phase 2 study of VK2809 in fatty liver disease and hypercholesterolemia, and file an investigational new drug (IND) application for VK0214 in X-ALD.  Each of these events represents an exciting potential milestone for the company.”

Pipeline and Corporate Highlights

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Phase 2 clinical trial of VK5211 in patients recovering from hip fracture meets primary and secondary endpoints.  VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) designed to selectively stimulate muscle and bone formation with reduced activity in peripheral tissues such as skin and prostate.  In November 2017, the company announced positive results from a 12-week, Phase 2 clinical trial of VK5211 in patients who recently suffered a hip fracture.

Top-line data showed that the Phase 2 trial achieved its primary endpoint, demonstrating statistically significant, dose dependent increases in lean body mass, less head, following treatment with VK5211 as compared to placebo.  The study also achieved important secondary endpoints, demonstrating statistically significant increases in appendicular lean body mass and total lean body mass for all doses of VK5211, compared to placebo.  While not powered for significance, patients receiving VK5211 demonstrated numerical improvements in certain exploratory assessments of functional performance, including the 6-minute walk test and short physical performance battery, compared with placebo.  In addition, VK5211 demonstrated encouraging safety and tolerability in this study, with no drug-related serious adverse events (SAEs) reported.  Viking plans to meet with the appropriate regulatory agencies in the second half of 2018 to discuss next steps for this program and is evaluating options for advancing VK5211, including partnering.

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Phase 2 clinical trial of VK2809 in non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia continues to enroll.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promise in this patient population.  This study is evaluating two potential indications: hypercholesterolemia and non-alcoholic fatty liver disease.  Patients are randomized to receive once-daily oral doses of VK2809 or placebo for 12 weeks followed by a four-week off-drug phase.  The trial's primary endpoint will evaluate the effect of VK2809 treatment on LDL-cholesterol after 12 weeks compared to placebo.  Secondary and exploratory endpoints include assessments of changes in liver fat content, inflammatory markers, and plasma lipids.  This trial continues to enroll new patients and the company expects to announce results in the second half of 2018.

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Proof-of-concept study of VK2809 in GSD Ia expected to begin in 1H18.  GSD Ia is an orphan genetic disease that results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatic steatosis, hepatic adenomas, and hepatocellular carcinoma.  In 2017, the company announced positive findings from an in vivo study evaluating VK2809 as a potential treatment for GSD Ia.  In this study, treatment with VK2809 led to significant reductions in liver triglycerides, liver weight, and other metabolic markers in the glucose-6-phosphatase (G6PC) knockout mouse model, which is intended to replicate the impairment of this enzyme's function in patients with GSD Ia.  The results demonstrated VK2809’s potent, rapid-acting effects in liver tissue and support advancement of the candidate into the clinic.  The company plans to begin dosing patients in a Phase 1 clinical trial in the second quarter of 2018.

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IND-enabling work for VK0214 in X-ALD underway.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  Data from an in vivo proof-of-concept study of VK0214 in X-

ALD were presented at the 87th Annual Meeting of the American Thyroid Association, in Victoria, British Columbia.  The results of this study demonstrated that long-term (25-week) treatment with VK0214 produced statistically significant reductions in plasma and tissue levels of very long chain fatty acids (VLCFAs) compared to vehicle-treated controls.  VLCFA levels in central nervous system (CNS) tissues were also significantly reduced, suggesting a potential direct benefit in both brain and spinal cord.  Treatment with VK0214 was also shown to stimulate significant increases in ABCD2 transporter expression in CNS tissue, providing further evidence of its effect beyond plasma exposures.  These study results were consistent with the proposed mechanism of thyroid receptor beta (TRb)-mediated reductions in VLCFA levels, as ABCD2 is regulated by TRb and known to play a role in VLCFA metabolism.  The successful outcome of this work serves to provide support for the role of selective TRb activation as a potential therapeutic approach to the disease.  The company plans to file an IND for VK0214 in X-ALD in the fourth quarter of 2018.

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Financings raise approximately $78 million.  In the fourth quarter of 2017 and first quarter of 2018 Viking received a total of approximately $78.0 million in gross proceeds through the issuance of common stock.  These proceeds will be used to support the company’s ongoing development programs, partnering efforts and other corporate activities.

Financial Highlights

Fourth Quarter Ended December 31, 2017 and 2016

Research and development expenses for the three months ended December 31, 2017 were $3.0 million compared to $2.6 million for the same period in 2016.  The increase was primarily due to increased activities related to our VK2809 clinical development program.

General and administrative expenses for the three months ended December 31, 2017 were $1.4 million compared to $1.1 million for the same period in 2016.  The increase was primarily due to increases in salaries and benefits-related expense.

For the three months ended December 31, 2017, Viking reported a net loss of $4.1 million, or $0.14 per share, compared to a net loss of $3.6 million, or $0.18 per share, in the corresponding period in 2016.  The increase in net loss for the three months ended December 31, 2017 was primarily due to the increase in research and development expenses and general and administrative expenses noted previously.

Twelve Months Ended December 31, 2017 and 2016

Research and development expenses for the twelve months ended December 31, 2017 were $13.7 million compared to $9.0 million for the same period in 2016.  The increase in research and development expenses was primarily related to increases in expenses related to clinical trial activity for our VK5211 and VK2809 programs and preclinical efforts for our VK0214 program, third party manufacturing of our clinical-stage drug candidates, as well as regulatory and other consulting services provided by certain third-party consultants.

General and administrative expenses for the twelve months ended December 31, 2017 were $5.3 million compared to $4.8 million for the same period in 2016.  This increase was primarily due to increases in salaries and benefits-related expense, offset by a decrease in non-cash stock compensation expense.

For the twelve months ended December 31, 2017, Viking reported a net loss of $20.6 million, or $0.79 per share, compared to a net loss of $14.7 million, or $0.90 per share, in the comparable period in 2016.  The increase in net loss for the twelve months ended December 31, 2017 was primarily due to the increase in research and development expenses and general and administrative expenses noted previously as well as a decrease in the change in fair value of debt conversation feature liability.

Balance Sheet as of December 31, 2017

At December 31, 2017, Viking held cash, cash equivalents and investments totaling $20.6 million.  In February 2018, Viking sold an aggregate of 12,650,000 shares of its common stock resulting in gross proceeds of $63.3 million before deducting underwriting discounts and commissions and other offering expenses.  As of February 28, 2018, Viking had 50,898,802 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s fourth quarter financial results today at 4:30 pm Eastern time.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until March 14, 2018 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #10117261.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company's clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and non-alcoholic fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK5211, VK2809 and VK0214 and their respective prospects, and potential future sales of shares under the company’s stock purchase agreements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK5211 and VK2809; risks that prior clinical and preclinical results may not be replicated; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	3,033,018	2,647,469	13,741,186	9,000,499
General and administrative	1,394,235	1,090,054	5,329,003	4,846,776
Total operating expenses	4,427,253	3,737,523	19,070,189	13,847,275
Loss from operations	(4,427,253)	(3,737,523)	(19,070,189)	(13,847,275)
Other income (expense):
Change in fair value of debt conversion feature liability	632,628	620,087	344,928	1,064,170
Amortization of debt discount	(258,152)	(431,227)	(1,282,631)	(1,788,088)
Amortization of financing costs	(33,516)	(92,849)	(571,044)	(138,701)
Interest income (expense), net	1,820	(3,098)	1,271	(21,928)
Total other income (expense)	342,780	92,913	(1,507,476)	(884,547)
Net loss	(4,084,473)	(3,644,610)	(20,577,665)	(14,731,822)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(16,212)	(755)	(12,877)	478
Comprehensive loss	$(4,100,685)	$(3,645,365)	$(20,590,542)	$(14,731,344)
Basic and diluted net loss per share	$(0.14)	$(0.18)	$(0.79)	$(0.90)
Weighted-average shares used to compute basic and diluted net loss per share	29,871,781	19,930,096	25,978,098	16,278,292

Viking Therapeutics, Inc.

Balance Sheets

	December 31, 2017 (unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$8,988,478	$3,075,502
Short-term investments – available for sale	11,587,478	10,075,058
Prepaid clinical trial costs	886,873	541,603
Prepaid expenses and other current assets	388,969	282,666
Total current assets	21,851,798	13,974,829
Deferred public offering and other financing costs	269,613	521,538
Deposits	—	39,341
Total assets	$22,121,411	$14,535,708
Liabilities, convertible notes and stockholders’ equity
Current liabilities:
Accounts payable	$1,529,935	$1,203,888
Other accrued liabilities	2,256,543	1,237,122
Accrued interest	21,960	34,894
Convertible notes payable, current portion (net of discount of $404,437 and $675,589 at December 31, 2017 and 2016, respectively)	3,450,540	3,269,582
Debt conversion feature liability	1,397,597	731,048
Total current liabilities	8,656,575	6,476,534
Deferred rent	—	16,307
Total long-term liabilities	—	16,307
Total liabilities	8,656,575	6,492,841
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2017 and 2016; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2017 and 2016; 35,817,104 shares issued and outstanding at December 31, 2017 and 20,823,873 shares issued and outstanding at December 31, 2016	358	208
Additional paid-in capital	94,339,179	68,326,818
Accumulated deficit	(80,854,932)	(60,277,267)
Accumulated other comprehensive loss	(19,769)	(6,892)
Total stockholders’ equity	13,464,836	8,042,867
Total liabilities and stockholders’ equity	$22,121,411	$14,535,708

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com